State Street Institutional Investment Trust

100 Huntington Avenue

CPH0326

Boston, MA 02116

State Street Bank and Trust Company

225 Franklin Street

Boston, MA 02110

August 3, 2015

Ladies and Gentlemen:

Reference is made to the Amended and Restated Custodian Agreement between us dated February 14, 2001 (the “Agreement”).

Pursuant to the Agreements, this letter is to provide notice of the creation of the following additional series of the State Street Institutional Investment Trust (the “Trust”) as presented in the following chart (the “New Funds”):

• State Street Small/Mid Cap Equity Index Portfolio	• State Street Small/Mid Cap Equity Index Fund

• State Street Emerging Markets Equity Index Fund

We request that you act as the New Funds’ Custodian under the Agreement. As compensation for such services, you shall be entitled to receive from each New Fund the annual fee reflected on the fee schedule to the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

State Street Institutional Investment Trust

By:	/s/ David James
David James, Secretary

Accepted:

State Street Bank and Trust Company

By:	/s/ Gunjan Kedia
Gunjan Kedia
Executive Vice President